Filed Pursuant to Rule 433
                                                         File No.: 333-136045

IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES
The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor any of the underwriters will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS
The depositor has filed a registration statement (including the prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, the depositor or Goldman, Sachs & Co., any underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS
Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

                                          CERTAIN CHARACTERISTICS OF THE MULTIFAMILY LOANS



  Control      Loan
   Number      Number                       Property Name                                     Street Address
------------------------------------------------------------------------------------------------------------------------------------
     1       06-0525           Meridian Apartments                           1401 Aschinger Boulevard
     2       06-0469           Seramont Apartments                           2500 North Highway 121
     3       09-0002381        Copper Beech Townhomes - Missouri             3217 Old Highway 63 South
     4       09-0002291        Copper Beech Townhomes - Michigan             10247 48th Avenue
     5       06-0543           Cimarron Apartments                           8301 West Flamingo Road
------------------------------------------------------------------------------------------------------------------------------------
     6       06-0761           Glens at Rolling Ridge                        3998 Audrey Rae Lane
     7       09-0002380        Copper Beech Townhomes - Indiana              915 South Basswood Drive
     8       06-0814           Broad Street Apartments                       27 West Broad Street
     9       09-0002437        Ventana Palms Apartments                      7021 West McDowell Road
     10      09-0002371        Phoenix Apartments                            4004 Meadows Drive
------------------------------------------------------------------------------------------------------------------------------------
     11      06-0756           University Club Apartments                    1441 Leah Avenue
     12      06-0419           Meadows Student Housing                       62 Court Street & 10 Hillside Drive
     13      06-0613           1000 Armitage Avenue                          1000 W. Armitage Avenue
     14      06-0741           Pineridge Apartments                          2790 Pineridge Drive NW
     15      06-0739           Limewood Apartments                           572 Limewood Drive




(TABLE CONTINUED)

Control                                                                        Property           Property           Initial Pool
 Number         City            County            State       Zip Code           Type             Sub-Type           Balance ($)
------------------------------------------------------------------------------------------------------------------------------------
   1    Columbus             Franklin         Ohio              43212         Multifamily          Garden                 33,600,000
   2    Euless               Tarrant          Texas             76039         Multifamily          Garden                 26,850,000
   3    Columbia             Boone            Missouri          65201         Multifamily      Student Housing            24,515,827
   4    Allendale            Ottawa           Michigan          49401         Multifamily      Student Housing            23,780,000
   5    Las Vegas            Clark            Nevada            89147         Multifamily          Garden                 22,000,000
------------------------------------------------------------------------------------------------------------------------------------
   6    Howell               Livingston       Michigan          48843         Multifamily          Garden                 13,500,000
   7    Bloomington          Monroe           Indiana           47403         Multifamily      Student Housing            10,860,140
   8    Richmond             Richmond City    Virginia          23220         Multifamily         Mid rise                 9,200,000
   9    Phoenix              Maricopa         Arizona           85035         Multifamily          Garden                  7,000,000
   10   Indianapolis         Marion           Indiana           46205         Multifamily          Garden                  6,973,364
------------------------------------------------------------------------------------------------------------------------------------
   11   San Marcos           Hays             Texas             78666         Multifamily      Student Housing             6,600,000
   12   Geneseo              Livingston       New York          14454         Multifamily      Student Housing             5,400,000
   13   Chicago              Cook             Illinois          60614         Multifamily         Mid rise                 5,000,000
   14   Walker               Kent             Michigan          49534         Multifamily          Garden                  3,900,000
   15   Battle Creek         Calhoun          Michigan          49017         Multifamily          Garden                  2,000,000


(TABLE CONTINUED)


                 Initial
Control       Pool Balance         Cut-off Date     Scheduled Maturity       Underwritten           Utilities Paid
 Number    Per Unit or Pad ($)         LTV               Date LTV                DSCR                 by Tenant
---------------------------------------------------------------------------------------------------------------------------
   1                    70,000.00          80.0%                     80.0%             1.25          Electric/Gas
   2                    75,847.46          79.4%                     79.4%             1.25      Electric/Water/Sewer
   3                   114,559.94          77.0%                     72.2%             1.16      Electric/Water/Sewer
   4                   115,436.89          76.3%                     71.3%             1.17      Electric/Water/Sewer
   5                    91,666.67          68.8%                     68.8%             1.18      Electric/Water/Sewer
---------------------------------------------------------------------------------------------------------------------------
   6                    67,164.18          79.4%                     74.6%             1.16          Electric/Gas
   7                   100,556.85          72.3%                     70.0%             1.17      Electric/Water/Sewer
   8                    90,196.08          73.0%                     68.5%             1.15              None
   9                    43,750.00          71.4%                     66.9%             1.15      Electric/Water/Sewer
   10                   21,260.26          56.7%                     38.3%             1.38            Electric
---------------------------------------------------------------------------------------------------------------------------
   11                   60,000.00          62.3%                     58.4%             1.45            Electric
   12                   60,000.00          79.4%                     71.6%             1.47            Electric
   13                  333,333.33          47.6%                     44.8%             1.26            Electric
   14                   26,712.33          72.2%                     65.0%             1.48            Electric
   15                   15,151.52          55.2%                     49.7%             1.48            Electric


(TABLE CONTINUED)


Control                   Studios Avg.                         1 Bedroom                       2 Bedroom
 Number    # Units      Rent per Mo. ($)      # Units       Rent per Mo. ($)     # Units   Rent per Mo. ($)    # Units
------------------------------------------------------------------------------------------------------------------------
   1               27                   635          226                    785       215               1,016        12
   2                -                     -          172                    952       150               1,231        32
   3                -                     -           26                    623        26                 878        72
   4                -                     -           26                    625        26                 881        80
   5                -                     -          112                    818        80                 948        48
------------------------------------------------------------------------------------------------------------------------
   6                -                     -           36                    785       165                 892         -
   7                -                     -           20                    702        20                 954        34
   8               18                   571           44                    693        39                 990         1
   9                -                     -           52                    601       108                 696         -
   10               -                     -          224                    729       104                 732         -
------------------------------------------------------------------------------------------------------------------------
   11               -                     -            -                      -         -                   -         -
   12               -                     -            -                      -        40                 850        16
   13               -                     -            -                      -        15               1,868         -
   14              14                   400          118                    499        14                 655         -
   15              14                   385          117                    450         1                 610         -


(TABLE CONTINUED)



Control       3 Bedroom                      4 Bedroom                     5 Bedroom         Number of
 Number   Rent per Mo. ($)     # Units   Rent per Mo. ($)    # Units    Rent per Mo. ($)     Elevators
---------------------------------------------------------------------------------------------------------
   1                    1,380         -                   -         -                    -             4
   2                    1,605         -                   -         -                    -             -
   3                    1,188        90               1,507         -                    -             -
   4                    1,257        74               1,438         -                    -             -
   5                    1,085         -                   -         -                    -             -
---------------------------------------------------------------------------------------------------------
   6                        -         -                   -         -                    -             -
   7                    1,260        34               1,435         -                    -             -
   8                    1,600         -                   -         -                    -             5
   9                        -         -                   -         -                    -             -
   10                       -         -                   -         -                    -             -
---------------------------------------------------------------------------------------------------------
   11                       -       110               1,460         -                    -             -
   12                   1,117        34               1,423         -                    -             -
   13                       -         -                   -         -                    -             -
   14                       -         -                   -         -                    -             -
   15                       -         -                   -         -                    -             -
